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                    ASSUMPTION AND INDEMNIFICATION AGREEMENT

         THIS AGREEMENT is made as of May 1, 1984 between Masco Corporation, a Delaware corporation ("Masco") and Masco Industries, Inc., a Delaware corporation ("Industries"), pursuant to that certain Masco Corporation Corporate Restructuring Plan, dated as of May 1, 1984 (the "Plan").

         WHEREAS, pursuant to the Plan, Masco has transferred to Industries certain assets, and Industries is required to assume the liabilities pertaining thereto.

         NOW, THEREFORE, in consideration of such transfer and for other good and valuable consideration, the parties agree as follows:

         1. Industries hereby agrees to assume, pay, perform, satisfy and discharge, when due, all of the obligations, liabilities and commitments of Masco and any of its subsidiaries arising out of or relating to any of the "Industries Assets" (as defined in the Plan) or any subsidiary directly or indirectly owned by a corporation included within the Industries Assets, as a result of any event, transaction, state of facts or occurrence existing or occurring on or prior to the "Transfer Date" (as defined in the Plan), whether such obligation, liability or commitment is known or unknown or fixed or contingent, and whether or not accrued or otherwise in existence at the Transfer Date. The obligations, liabilities and commitments assumed hereby include, without limitation, those:

              (i) Of Masco or any of its subsidiaries arising out of or relating to the operation of the businesses included within the Industries Assets, including all accounts payable incurred by Masco or any of its subsidiaries in respect of such businesses and all Federal income taxes on income earned by such businesses through April 30, 1984;

              (ii) Of Masco or any of its subsidiaries to their respective former employees who become Industries' or its subsidiaries' employees as of the Transfer Date, including liabilities for accrued salaries and payroll deductions, obligations to employees under collective bargaining agreements and obligations under vacation, pension and other retirement, health, life insurance and benefit plans and under applicable workers' and unemployment compensation laws;

              (iii) Of Masco or any of its subsidiaries existing with respect to contracts (including leases) arising out of or relating to the operation of the Industries Assets or any subsidiary directly or indirectly owned by a corporation included within the Industries Assets, to which Masco or any of its subsidiaries is a party and which Masco or any of its subsidiaries is assigning to Industries as of the Transfer Date;

              (iv) Of Masco or any of its subsidiaries or their respective officers, Directors or employees consisting of claims and litigation including product liability, warranty and other claims of whatever nature, whether or not pending, threatened or otherwise in existence as of the Transfer Date arising out of or relating to any of the Industries Assets or any subsidiary directly or indirectly owned by a corporation included within the Industries Assets; and

              (v) Of Industries and its subsidiaries reflected in the pro forma balance sheet of Industries as at March 31, 1984 a copy of which is attached as Exhibit 1.03(iii) to the Plan subject to such changes, if any, as have occurred subsequent to such date in the ordinary course of business (and including accrued interest of Industries on the Subordinated Debentures, as defined in the Plan, from January 1, 1984 to the Transfer Date notwithstanding the fact that such liability did not exist prior thereto).

         2. Notwithstanding the provisions of Section I hereof, the following obligations, liabilities and commitments of Masco and its subsidiaries arising out of or relating to the Industries Assets or subsidiaries directly or indirectly owned by a corporation included within the Industries Assets are not being assumed by Industries but shall remain with Masco:

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         (i) Those under the Masco 1971 and 1975 Stock Option Plans, the Masco
Restricted Stock Incentive Plan and the Masco Restricted Stock (Industries) Incentive Plan (excluding unamortized cost of non-vested shares issued pursuant to either of these incentive plans which, pursuant to the Plan, is to be transferred to Industries), provided, however, that for purposes of Section 422A of the Internal Revenue Code, Industries hereby assumes the outstanding incentive stock options issued under the Masco 1975 Stock Option Plan which are held by employees of Masco or its subsidiaries who become solely employees of Industries or its subsidiaries as of the Transfer Date, which assumption shall be satisfied by delivering Masco shares received from Masco upon such a stock option exercise to the person exercising such option, and remitting option proceeds received therefor to Masco;

              (ii) Those under the Masco Corporation Salaried Employees' Pension Plan to persons who, as of the Transfer Date, are retired former employees of businesses included within the Industries Assets; and

              (iii) Those owing by Masco to the former stockholders of Arrow Specialty Company and Arrow Oil Tools, Inc. for the purchase by Masco of such corporations.

         3. From and after the Transfer Date the Industries Assets shall be deemed operated for the benefit of Industries and its subsidiaries and, accordingly, all liabilities, obligations and commitments of Masco or any of its subsidiaries arising out of or relating to the Industries Assets after the Transfer Date shall be the sole responsibility of Industries and its subsidiaries.

         4. Industries shall indemnify, defend and hold harmless Masco and its subsidiaries, and their respective officers, Directors, employees and shareholders from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorney's fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character, arising out of or in any manner incident, relating or attributable to any actual or alleged failure of Industries to pay, perform, satisfy and discharge, when due, the obligations, liabilities and commitments of Masco and its subsidiaries assumed by Industries hereunder.

         5. Masco shall give Industries prompt notice of any claim for which indemnification may be sought hereunder. Except for claims relating to income taxes, Industries shall at its own expense assume the defense of such claims with counsel of its choice; provided, however, that Industries shall not be entitled to settle any claim without the prior consent of Masco if at the time Masco then owns 20 percent or more of Industries Common Stock (as defined in the Plan), which consent shall not be unreasonably withheld. Masco shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at Masco's expense. If Masco shall have reasonably concluded that there may be defenses available to it which are not available to Industries, Industries shall not have the right to assert such different or additional defenses on behalf of Masco and the fees and expenses of Masco's own counsel shall be borne by Industries.

         6. Masco shall have the right to control the defense of any claim relating to income taxes for which indemnification may be sought hereunder (whether pending on the Transfer Date or asserted thereafter), provided that Masco shall keep Industries apprised on the status thereof Masco shall not be entitled to settle any such action without the prior consent of Industries, which consent shall not be unreasonably withheld. If any such income tax claim results in a determination that an amount previously deducted by Masco was not an allowable deduction at the time, but would be at a later time an allowable deduction by Industries, Industries shall be obligated to indemnify Masco for the entire amount of additional income tax liability related thereto plus interest assessed thereon against Masco and such indemnification shall not be diminished in any way on account of any reserves for income taxes established on the books of Masco.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

MASCO CORPORATION                      MASCO INDUSTRIES, INC.

By /s/ Wayne B. Lyon                   By /s/ Richard A. Manoogian
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   Executive Vice President               President